Exhibit 16.1

November 5, 2007

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We have read the draft Current Report on Form 8-K for Nano-Proprietary, Inc. explaining the termination of the auditor-client relationship, and stating that during the two most recent fiscal years and through November 5, 2007, there were no unresolved disagreements between Sprouse & Anderson, L.L.P., and that all opinions issued by Sprouse & Anderson L.L.P. during that period were unqualified.  We agree with these statements.

Very truly yours,

SPROUSE & ANDERSON, L.L.P.